Exhibit 99.1

FOR IMMEDIATE RELEASE:

Item 9 Labs Reports Record Revenue of $3.0 Million for First Quarter Fiscal Year 2021, Up 98% Year over Year

Revenue growth fueled by strong market demand and increases in cannabis production

Gross margin improvement reflects increased operating efficiencies

Company is poised for accelerated revenue growth in 2021, driven by adult-use legalization in Arizona, approved expansion plans for cultivation in Arizona, and additional distribution channels through merger with ONE Cannabis Group – parent company of national dispensary franchise Unity Rd.

PHOENIX – February 16, 2021 – Item 9 Labs Corp. (OTCQX: INLB) (“Item 9 Labs” or the “Company”), a vertically integrated cannabis operator that produces premium products, today reported operating and financial results for the three months ended December 31, 2020, the Company’s first quarter for fiscal year 2021 (“Q1 FY2021”).

Key Financial Highlights for Q1 FY2021 (compared with Q1 FY2020)

•	Revenue increased 98% to $3.0 million
•	Gross profit increased 195% to $1.4 million
•	Gross margin increased 15% to 47%
•	Operating loss decreased 70% to $0.4 million
•	Operating expenses as a percentage of revenue declined from 110% to 59%
•	Positive Adjusted EBITDA of $0.4 million increased by $1.1 million from a loss of $0.7 million

Key Business Highlights for Q1 FY2021

•	Finalized merger agreement with ONE Cannabis Group (“OCG Inc.”), to add unique franchising capabilities and significantly enhance the Company’s retail distribution network, in December 2020; expected to close in early 2021
•	Received approval for 45-acre marijuana cultivation site expansion in Coolidge, Arizona in November 2020
•	Arizona’s Proposition 207 Adult-Use Cannabis Initiative successfully passed in November 2020

Management Commentary

“We are extremely pleased with our strong first-quarter performance, as we continued to grow revenues and improve margins and profitability,” commented Item 9 Labs Chief Executive Officer Andrew Bowden. “Our results exceeded our internal projections, with sequential quarter-over-quarter revenue growth rate of 21% and positive adjusted EBITDA of $0.4 million.”

With the successful passage of Proposition 207 for adult use in Arizona, it is expected that the state’s total legal marijuana market will near $1.5 billion in the next three years.

“The high penetration of our award-winning products in existing Arizona dispensaries, coupled with operational expansion, puts us in strong position to capture additional market share,” said Bowden, adding that the first phase of cultivation site expansion will increase the Company’s operational footprint by more than 300% and create 60 jobs in the next 12 months. He continued, “Our expansion plans and streamlined production process have us well-prepared for the year ahead.”

“Outside of Arizona development, we look forward to closing our pending merger with ONE Cannabis Group and their cannabis franchise Unity Rd.,” said Bowden. “The business combination is expected to increase our branded product footprint via national distribution through the Unity Rd. dispensary franchise platform. It will also add a predictable recurring revenue stream through franchise royalty fees.”

Item 9 Labs’ 45-acre marijuana cultivation site expansion was approved by Coolidge, Arizona officials in November 2020. Local city council supports the Company’s master site expansion plan that will create 650,000+ square feet of marijuana operations. Known for its award-winning, premium cannabis products, Item 9 Labs is projected to expand its operations space by more than 3,000% and create more than 200 jobs by the conclusion of the development. Currently, the Company has two 10,000-square-foot facilities on its 50-acre site. The site will see expansion on 45 of its acres to include six additional buildings, 12 greenhouses and six greenhouse support buildings (head houses). Seven of the buildings will be for indoor cultivation and one will be for expansion of the Company’s lab and support space for finished product. In addition to the above uses, the Company is currently awaiting state approval for five acres of on-site outdoor cultivation. Upon breaking ground, ongoing construction will take place over three years in six phases, with the initial phase beginning in early 2021. Phase one includes the construction of two 26,000-square-foot greenhouses, one head house and two 10,000-square-foot buildings – one for indoor cultivation and one for the lab and packaging. This phase adds 72,000 square feet of operations space. Construction on phase two is anticipated to begin in summer 2021.

The Company finalized its merger agreement with ONE Cannabis Group (OCG Inc.) in December 2020 and expects to close the merger in early 2021; the Definitive 14C Proxy was filed on February 3, 2021. Based in Colorado, ONE Cannabis Group is the parent company of dispensary franchise Unity Rd. The cannabis franchise pioneer helps entrepreneurial and existing operators enter and navigate the complex cannabis industry with ease by offering its franchise partners the training, resources, and ongoing support needed to compliantly and successfully operate a dispensary. Currently, Unity Rd. has agreements signed for the development of more than two dozen franchisee owned and operated shops across multiple states.

Financial Results for Q1 FY2021, Ended December 31, 2020:

•	Revenue: For the three months ended December 31, 2020, revenue was $3.0 million, an increase of $1.5 million, or 98%, compared with $1.5 million for the three months ended December 31, 2019. This increase was primarily due to increased production outputs, supported by operational improvements, as product demand grew.

•	Gross Profit: For the three months ended December 31, 2020, gross profit was $1.4 million, an increase of $0.9 million, or 195%, compared with $0.5 million for the three months ended December 31, 2019. The resulting gross margin was 47%, compared with 32% for the same quarter last year.

The increase in gross profit was due to the ramp-up in production and continued improvement in the operating capacity of the Company’s cultivation and processing facilities. With the Company’s continued production expansion and focus on operational efficiencies and cost reduction, management expects gross profit to continue to grow going forward.

Management believes costs of revenues will increase at a lower rate than revenues in future periods, which is expected to lead to higher profit margins than historical figures illustrate. Through bulk purchasing, production efficiencies, and investments in equipment, management believes that the Company will continue to improve gross profit margins.

•	Total Operating Expenses: For the three months ended December 31, 2020, total operating expenses were $1.8 million, an increase of $0.1 million, or 7%, compared with $1.7 million for the same quarter last year. Operating expenses as a percentage of revenue decreased from 110% to 59% for the quarters compared. Management believes this ratio will decrease going forward as the expectation is that revenues will continue to grow at a higher rate than operating expenses.

Of note, $0.7 million of the Company’s operating expenses for the three months ended December 31, 2020 were non-cash expenses, including depreciation, amortization and stock-based compensation.

•	Operating Loss: For the three months ended December 31, 2020, operating loss was $0.4 million, a decrease of $0.8 million, or 70%, compared with operating loss of $1.2 million for the same quarter last year.

•	Adjusted EBITDA: After adding back non-cash operating expenses, depreciation and amortization, interest and stock-based compensation, Adjusted EBITDA for the three months ended December 31, 2020 was positive $0.4 million, as compared with a loss of $0.7 million for the same quarter last year.

•	Net Loss: For the three months ended December 31, 2020, net loss was $1.1 million, a decrease of $0.9 million, or 46%, compared with $2.0 million for the three months ended December 31, 2019. Loss per share for the three months ended December 31, 2020 was $0.02 per share, compared with loss per share of $0.03 per share for the same quarter last year.

The Company filed its Form 10-Q on February 16, 2021. Click here to view.

Use of Non-GAAP Financial Measures

To supplement the Company’s financial statements presented on a GAAP basis, Item 9 Labs provides Adjusted EBITDA as a supplemental measure of its performance.

To provide investors with additional insight and allow for a more comprehensive understanding of the information used by management in its financial and decision-making surrounding pro forma operations, Item 9 Labs supplements its consolidated financial statements presented on a basis consistent with U.S. generally accepted accounting principles, or GAAP, with Adjusted EBITDA as a non-GAAP financial measure of earnings. Adjusted EBITDA represents EBITDA plus stock-based compensation and change in fair value of derivative liabilities. Item 9 Labs management uses Adjusted EBITDA as a financial measure to evaluate the profitability and efficiency of the business model. The Company uses these non-GAAP financial measures to assess the strength of the underlying operations of the business. These adjustments, and the non-GAAP financial measures that are derived from them, provide supplemental information to analyze its operations between periods and over time. Item 9 Labs finds this especially useful when reviewing pro forma results of operations, which include large non-cash amortizations of intangible assets from acquisitions and stock-based compensation. Investors should consider its non-GAAP financial measures in addition to, and not as a substitute for, financial measures prepared in accordance with GAAP.

About Item 9 Labs Corp.

Item 9 Labs Corp. (OTCQX: INLB) is a vertically integrated cannabis operator delivering premium products from its large-scale cultivation and production facilities in the United States. The award-winning Item 9 Labs brand specializes in best-in-class products and user experience across several cannabis categories. With substantial insider investment, the Company brings the best industry practices to markets nationwide through distinctive retail experience, cultivation capabilities, and production innovation. The veteran management team combines a diverse skill set with deep experience in the cannabis sector and capital markets to lead a new generation of public cannabis companies that provide transparency, consistency, and well-being. Headquartered in Arizona, the Company has 650,000+ square feet of operations space under development on its 50-acre site, one of the largest properties in Arizona zoned to grow and cultivate flower. For additional information, visit item9labscorp.com.

Forward-Looking Statement

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties, including, but not limited to, risks and effects of legal and administrative proceedings and governmental regulation, especially in a foreign country, future financial and operational results, competition, general economic conditions, proposed transactions that are not legally binding obligations of the company and the ability to manage and continue growth. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this news release include the introduction of new technology, market conditions and those set forth in reports or documents we file from time to time with the SEC. We undertake no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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Media Contact:

Item 9 Labs

Jayne Levy, Director of Communications

Email: Jayne@unityrd.com

Investor Contact:

Item 9 Labs

800-403-1140
Email: investors@item9labs.com